Laudus Trust Exhibit 77M

On February 6, 2015, Laudus Mondrian Institutional International Equity Fund, a series of Laudus Institutional Trust, was merged into the Institutional Shares of
Laudus Mondrian International Equity Fund, a series of Laudus Trust, and Laudus Mondrian Institutional Emerging Markets Fund, a series of Laudus Institutional Trust, was merged into the Institutional Shares of
Laudus Mondrian Emerging Markets Fund, a series of Laudus Trust.
The mergers were approved by the Board of Trustees of the Laudus Institutional Trust and Laudus Trust on September 23, 2014.